Calculation of Filing Fee Tables
S-3
Rithm Capital Corp.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.01 per share	457(r)	34,500,000	$ 11.43	$ 394,335,000.00	0.0001476	$ 58,203.85
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 394,335,000.00		$ 58,203.85
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 58,203.85
Offering Note
[1]	(1) Publicly communicated offering price. (2) This "Calculation of Filing Fee" table shall be deemed to update the "Calculation of Filing Fee" table in the registrant's Registration Statement on Form S-3, filed with the U.S. Securities and Exchange Commission on August 5, 2022, in accordance with Rules 456(b) and Rule 457(r) under the Securities Act of 1933. (3) Represents shares of Common Stock that may be offered and sold by the registrant and includes 4,500,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the registrant.